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Exhibit 5.1

December 20, 2024

Reference: 99472/4

enGene Holdings Inc.

4868 Rue Levy, Suite 220

Saint-Laurent, QC, Canada H4R 2P1

RE: Registration Statement on Form S-3 of enGene Holdings Inc.

We have acted as Canadian counsel to enGene Holdings Inc. (the “Company”), a company existing under the laws of British Columbia, in connection with the offer and sale by the Company of up to US$100,000,000 of common shares in the capital of the Company (the “Shares”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-283201) (the “Registration Statement”), filed by the Company on November 13, 2024, as amended, with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement related to the Shares filed by the Company on December 20, 2024 with the SEC pursuant to Rule 424(b)(5) promulgated under the Securities Act (together with the Base Prospectus, the “Prospectus”).

The offer and sale of the Shares is being made pursuant to that certain Open Market Sales AgreementSM (the “Sales Agreement”), dated as of December 20, 2024, by and between the Company and Jefferies LLC.

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto) and the Prospectus. We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise identified to our satisfaction. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

Whenever our opinion refers to the Shares as being “fully paid and non-assessable”, such opinion indicates that the holder of such Shares cannot be required to contribute any further amounts to the Company by virtue of its status as holder of such Shares of the Company, either in order to complete payment for such Shares, to satisfy claims of creditors of the Company, or otherwise. No opinion is expressed as to the actual receipt by the Company of the consideration for the issuance of such Shares or as to the adequacy of any consideration received.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

Based and relying upon and subject to the foregoing, we are of the opinion that the offer and sale of the Shares has been duly authorized by the Company and, when the Shares are issued and paid for in accordance with the terms of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be filed by the Company with the SEC for incorporation by reference into the Registration Statement. In giving this consent, we do not hereby agree that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours truly,

/s/ Blake, Cassels & Graydon LLP